CONTACT:
Robert Sarver	(602) 952-5460

FOR IMMEDIATE RELEASE
March 20, 2013

Western Alliance Bancorporation Announces
Resignation of Kenneth Vecchione as Chief Operating Officer

PHOENIX — (BUSINESS WIRE) — Western Alliance Bancorporation (NYSE:WAL) announced today that President and Chief Operating Officer Kenneth Vecchione has resigned from the Company, effective April 5, 2013, to accept a position as CEO of another publicly traded, non-banking company. Mr. Vecchione will remain as a director of Western Alliance and will continue to serve as Chairman of its Finance and Investment Committee and as Vice-Chairman of Bank of Nevada.

Robert Sarver, Chairman and Chief Executive Officer of Western Alliance Bancorporation, commented, “On behalf of Western Alliance, I would like to congratulate Ken on this opportunity. We wish him nothing but the best in his new position, which will be announced officially by his new company in the coming weeks.”

“I appreciate the value Ken has contributed to the Company over the past three years, and look forward to the benefit of his continuing advice and counsel in his capacity as a director of the Company and Chairman of our Finance and Investment Committee,” added Mr. Sarver.

“I am excited for the opportunity to fulfill my longtime aspiration of being the CEO of a public financial services company and look forward to this new challenge. I have genuinely enjoyed partnering with Robert and the management team at WAL these past three years,” said Mr. Vecchione.

Mr. Vecchione continued, “I am very proud of the many accomplishments we’ve achieved together during my tenure here as COO, and greatly appreciate all of the contributions and support I’ve received from the entire WAL team. I’m delighted that I will have the chance to remain connected to the Company and be an active participant in its future.”

About Western Alliance Bancorporation

Western Alliance Bancorporation is a leading bank holding company in the Southwest with banking subsidiaries in Arizona, California and Nevada. The company provides services to businesses, entrepreneurs, professionals, nonprofit organizations, high net worth individuals and other consumers seeking the robust product array of a national bank with the individual, personal attention of a community bank, delivered through a dedicated, local Relationship Manager.